Exhibit 10.1

UNITED STATES DISTRICT COURT FOR

EASTERN DISTRICT OF VIRGINIA

ALEXANDRIA DIVISION

)
IN RE: LUMBER LIQUIDATORS	)	MDL No. 1 :15-md-02627 (AJT/TRJ)
CHINESE- MANUFACTURED	)
LAMINATE FLOORING) PRODUCTS	)
MARKETING, SALES PRACTICES AND ))
PRODUCTS LIABILITY LITIGATION	)
)
)
IN RE: LUMBER LIQUIDATORS	)	MDL No. 1:16-md-02743 (AJT/TRJ)
CHINESE- MANUFACTURED	)
LAMINATE FLOORING) DURABILITY	)
MARKETING AND SALES PRACTICES	)
LITIGATION	)
)

CLASS ACTION SETTLEMENT AGREEMENT IN FORMALDEHYDE MDL AND DURABILITY MDL

This SETTLEMENT AGREEMENT is entered into, subject to final approval of the Court and entry of final judgment of dismissal with prejudice, between the following:

A.           Plaintiffs Lila Washington (dec.), Maria and Romualdo Ronquillo, Joseph Michael Balero, Ryan and Kristin Brandt, Devin and Sara Clouden, Kevin and Julie Parnella, and Shawn and Tanya Burke (collectively the “Formaldehyde Plaintiffs”), individually and as representatives of the purported class (“Formaldehyde Class”), in In Re: Lumber Liquidators Chinese-Manufactured Laminate Flooring Products Marketing, Sales Practices and Products Liability Litigation, MDL No. I :15-md-02627 (AJT) (the “Formaldehyde MDL”) pending in the United States District Court for the Eastern District of Virginia (“Court”); and

B.            Plaintiffs Erin Florez, Jim Moylen, Kelly Ryan, Karen Hotaling, and Logan Perel (collectively the “Durability Plaintiffs”), individually and as representatives of the purported class (“Durability Class”), in In Re: Lumber Liquidators Chinese-Manufactured Laminate Flooring Durability Marketing and Sales Practices Litigation, MDL No. 1:16-md-02743 (the “Durability MDL”) pending before the Court; and

C.           Defendant Lumber Liquidators, Inc. (“Lumber Liquidators” or “Defendant”).

The Formaldehyde Plaintiffs, Durability Plaintiffs, and Defendant are, at times, collectively referred to as the “Parties.” The Durability Plaintiffs and the Formaldehyde Plaintiffs are collectively referred to as the “Plaintiffs.”

RECITALS

A.           WHEREAS, beginning on or about March 3, 2015, multiple purported class action lawsuits were filed against Lumber Liquidators in various U.S. federal district courts and state courts involving claims of formaldehyde emissions from Chinese-manufactured laminate flooring in violation of the Airborne Toxic Control Measure found in Chapter 17 of the California Code of Regulations, sections 93120 et seq. issued by the California Air Resources Board (“CARB”).

B.           WHEREAS, on June 12, 2015, the United States Judicial Panel on Multidistrict Litigation (the “MDL Panel”) issued an order transferring and consolidating the formaldehyde cases to the United States District Court for the Eastern District of Virginia. The consolidated case is captioned In re: Lumber Liquidators Chinese-Manufactured Flooring Products Marketing, Sales, Practices and Products Liability Litigation, MDL No. 1:15-md-02627 (the “Formaldehyde MDL”).

C.           WHEREAS, pursuant to court order, Plaintiffs filed a First Amended Representative Class Action Complaint in the Formaldehyde MDL on September 18, 2015. The complaint asserted twelve causes of action including: 1) Fraudulent concealment, 2) Violation of the California Unlawful, Unfair, or Fraudulent Business Acts and Practices Law, Cal. Bus. & Prof. Code s 17200 et seq., 3) Violation of the California False Advertising Law, Cal. Bus. & Prof. Code § 17500 et seq., 4) Violation of the California Consumer Legal Remedies Act, Cal. Code § 1750 et seq., 5) Violation of the Florida Deceptive and Unfair Trade Practices Act, Fla. Stat. § 501.201 et seq., 6) Violation of New York Gen. Bus. Law § 349 et seq., 7) Violation of the Texas Deceptive Trade Practices Act, Tex. Bus. & Com. Code § 17.50 et seq., 8) Violation of the Illinois Consumer Fraud and Deceptive Business Practices Act, 815 III. Comp. Stat. § 505/1 et seq., 9) breach of implied warranty, 10) Violation of the Magnuson-Moss Warranty Act, 15 U.S.C. § 2301 et seq., 11) Negligent misrepresentation, and 12) Declaratory relief.

D.           WHEREAS, Lumber Liquidators filed a motion for summary judgment as to the Formaldehyde MDL Representative Complaint. On June 20, 2017, the Court issued a revised Memorandum Opinion in the Formaldehyde MDL granting Lumber Liquidators partial summary judgment as to (1) all claims filed by Laura Washington; (2) claims filed by the Cloudens (New York plaintiffs), the Burkes (Illinois plaintiffs), and Lila Washington (California plaintiff) for fraudulent concealment (Count 1); (3) all claims for violations of the California False Advertising Law (Count III); (4) all claims for violation of the California Legal Remedies Act (Count IV); (5) all claims for violation of the Illinois Consumer Fraud and Deceptive Business Practices Act (Count VIII); and 6) all Plaintiffs’ demands for declaratory relief (Count XII). The court denied the remainder of the motion, and the following claims remain: (1) claims filed by Lila Washington, the Ronquillos, and Mr. Balero (California plaintiffs) and the Brandts (Florida plaintiffs) and Parnellas (Texas plaintiffs) for fraudulent concealment (Count 1); (2) claims filed by Lila Washington, the Ronquillos, and Mr. Balero (California plaintiffs under the California Unlawful, Unfair, or Fraudulent Business Acts and Practices Law (Count II); (3) the Brandts’ (Florida plaintiffs) claims under the Florida Deceptive and Unfair Trade Practices Act (Count V); (4) the Parnellas’ (Texas plaintiffs) claims under the Texas Deceptive Trade Practices Act (Count VII); (5) the Cloudens’ (New York plaintiffs) claims under New York General Business Law Section 349 (Count VI); (6) all plaintiffs’ claims for breach of implied warranty and violations of the Magnuson-Moss Warranty Act (County IX-X) and (7) the Brandts’ (Florida plaintiffs) claims for negligent misrepresentation (Count XI).

E.           WHEREAS, the court further ruled that plaintiffs in the more than 100 pending cases, most purporting to represent class actions, must come forward to explain why their cases are factually or legally unique such that they should not be bound by the summary judgment ruling. On July 31, 2017, Plaintiffs filed a Report on Personal Injury and Objections to Application of the Summary Judgment Ruling identifying 19 plaintiffs who objected to the application of the summary judgment ruling to their claims.

F.           WHEREAS, Lumber Liquidators filed a motion to dismiss the nationwide class allegations, on which the court has not yet ruled.

G.           WHEREAS, Lumber Liquidators filed a motion to dismiss all personal injury claims asserted in class action complaints. Plaintiffs subsequently agreed and the Court ordered that no Chinese formaldehyde class action pending in the Formaldehyde MDL will seek damages for personal injury on a class-wide basis. The order did not affect any claims for personal injury brought solely on an individual basis.

H.           WHEREAS, approximately 26 fact depositions and 10 expert depositions were completed in the Formaldehyde MDL.

I.            WHEREAS, on May 20, 2015, a purported class action titled Abad v. Lumber Liquidators, Inc., was filed in the United States District Court for the Central District of California and three amended complaints were subsequently filed challenging certain representations about the durability and the abrasion class ratings of Lumber Liquidators’ Chinese-manufactured laminate flooring. The California court ordered that all non-California plaintiffs re-file and were to be transferred to the district court located near their place of residence. The non-California plaintiffs refiled their actions and were subsequently transferred to the respective districts of each plaintiff. Additional plaintiffs filed purported class actions in Mississippi, Florida, and Alabama.

J.           WHEREAS, on October 3, 2016, the MDL Panel issued an order transferring and consolidating the durability class actions to the United States District Court for the Eastern District of Virginia. The consolidated case is captioned In re: Lumber Liquidators Chinese- Manufactured Laminate Flooring Durability Marketing and Sales Practices Litigation, MDL No. 1:16-md-02743 (the “Durability MDL”).

K.          WHEREAS, pursuant to court order, the Durability Plaintiffs filed a Representative Class Action Complaint on February 27, 2017, alleging ten causes of action, including: 1) Breach of implied warranties, 2) Fraudulent concealment, 3) Violation of the Magnuson-Moss Warranty Act, 25 U.S.C. § 2301 et seq., 4) Violation of the California Unfair Competition Law, Cal. Bus. & Prof. Code s 17200 et seq., 5) Violation of the California False Advertising Law, Cal. Bus. & Prof. Code § 17500 et seq., 6) Violation of the California Consumers Legal Remedies Act, Cal. Civ. Code § 1750 et seq., 7) Violation of the Alabama Deceptive Trade Practices Act, Ala. Code § 8-12-1 et seq., 8) Violation of the Nevada Deceptive Trade Practices Act, Nev. Rev. Stat. § 41,600 and § 598.0915 et seq., 9) Violation of the New York General Business Law § 349, and 10) Violation of the Virginia Consumer Protection Act, VA Code § 59.1-98 et seq.

L.           WHEREAS, Lumber Liquidators filed a motion to dismiss the Durability MDL Representative Complaint. On July 7, 2017, the Court partially granted Lumber Liquidators’ motion and dismissed: (1) all Plaintiffs’ claims for breach of implied warranty (Count 1); (2) Alabama Plaintiff Florez’s claim for fraudulent concealment (Count ID; (3) Virginia Plaintiff Perel’s claim for breach of written warranty under the Magnuson-Moss Warranty Act (Count III); (4) California Plaintiff Moylen’s claim for damages under the California Legal Remedies Act (Count VI); and (5) Alabama Plaintiff Florez’s claim under the Alabama Deceptive Trade Practices Act. The Court denied the remainder of the motion to dismiss, and the following claims remain: 1) all Plaintiffs’ claims for fraudulent concealment other than that of Alabama Plaintiff Erin Florez (Count II); 2) all Plaintiffs’ implied warranty claims and all Plaintiffs’ written warranty claims under the Magnuson-Moss Warranty Act other than Plaintiff Perel (Count III); 3) California Plaintiff Moylen’s claim under the California Unfair Competition Law (Count IV); 4) California Plaintiff Moylen’s claim under the California False Advertising Law (Count V); 5) California Plaintiff Moylen’s claim for injunctive relief under California Legal Remedies Act (Count VI); 6) Nevada Plaintiff Hotaling’s claim under the New York General Business Law (Count IX); and 8) Virginia Plaintiff Perel’s claim under the Virginia Consumer Protection Act.

M.          WHEREAS, approximately 13 depositions in the Durability MDL were completed before the discovery was stayed.

N.           WHEREAS, in accordance with the Court ordered schedules, Plaintiffs have not yet moved for class certification in either the Formaldehyde MDL or the Durability MDL, and no class has been certified against Lumber Liquidators.

O.           WHEREAS, the Formaldehyde Plaintiffs and Defendant held mediations in December 2015 and July 2016, and had ongoing mediation negotiations that also involved the Durability Plaintiffs in 2017. Beginning August 17, 2017, the Parties participated in mediation before the Honorable Judge Leonie M. Brinkema of the Eastern District of Virginia and entered into a Memorandum of Understanding to settle all claims in the Formaldehyde MDL and Durability MDL on October 23, 2017 (the “MOU”).

P.           WHEREAS, Formaldehyde Plaintiffs, the Formaldehyde Class, Durability Plaintiffs, the Durability Class, and Plaintiffs’ Co-Lead Counsel for the Formaldehyde MDL and Plaintiffs’ Co-Lead Counsel for the Durability MDL understand and acknowledge that Lumber Liquidators admits no fault or liability and that it expressly denies any fault or liability in connection with these claims and that Defendant has agreed to settle on the following terms set forth in this Settlement Agreement only to avoid the expense, inconvenience and uncertainty of further litigation.

NOW, THEREFORE, the Parties, in consideration of the foregoing, the terms and conditions set forth below, and the good and valuable consideration set forth herein, acknowledged by each of them to be satisfactory and adequate, and intending to be legally bound, it is agreed by and among the Parties that the Formaldehyde MDL and the Durability MDL are to be settled, and the Complaints dismissed on the merits, with prejudice, subject to Court approval, and the Parties mutually agree as follows:

1.             DEFINITIONS

In addition  to the terms defined above, capitalized terms shall have the meanings set forth below:

a.	“Approved Claim” means a Claim submitted by a Claimant that the Settlement Administrator, determines to be timely, accurate, eligible, and in proper form consistent with this Settlement Agreement.

b.	“Approved Claimants” means those verified purchasers of Chinese-made laminate flooring sold by Lumber Liquidators between January 1, 2009 and May 31, 2015, who submitted Approved Claims. If a customer had an installer, contractor, or other professional purchase the product on their behalf, the customer will be deemed a purchaser and eligible for participation in the Settlement Class provided:

(1)	They have evidence to support the purchase made on their behalf; and

(2)	There is no double recovery by multiple Claimants related to the same purchase as determined by the Claims Administrator.

c.	“CARB1” refers to the standard employed by the California Air Resources Board from at least January 1, 2009 to December 31, 2010 for levels of formaldehyde in laminate flooring (.21 parts per million).

d.	“CARB2” refers to the standard employed by the California Air Resources Board from January 1, 2011 through May 31, 2015 for levels of formaldehyde in laminate flooring (.11 parts per million).

e.	“CARB2/Durability Settlement Class” means all purchasers of Chinese-made laminate flooring from Lumber Liquidators between January 1, 2011 and May 31, 2015.

f.	“CARB1 Settlement Class” means all purchasers of Chinese-made laminate flooring from Lumber Liquidators between January 1, 2009 and December 31, 2010.

g.	“Claim” means a request to participate in the Settlement Fund submitted by a Class Member on a Claim Form to the Settlement Administrator in accordance with the terms of the Settlement Agreement. Each Claim shall be based on the total price of the Class Member’s purchase during the Class Period of the Chinese-manufactured laminate flooring referenced in the Definition of the Settlement Classes at ¶1.c. and 1.d. herein, before any taxes or other fees.

h.	“Claim Form” means the application provided by the Settlement Administrator to Class Members to make a Claim pursuant to this Settlement Agreement. The Settlement Administrator shall make the Claim Form available online and in print. The Claim Form shall be developed by the Settlement Administrator and is subject to review and approval by the Parties.

i.	“Claim Deadline” means the date by which all Claim Forms must be postmarked or received by the Settlement Administrator to be considered timely. The Claim Deadline shall be 120 days after Preliminary Approval.

j.	“Claimant” means a Class Member who has submitted a Claim by the Claim Deadline.

k.	“Class Counsel” means the Co-Lead Counsel for the Formaldehyde MDL and the Co- Lead Counsel for the Durability MDL selected to represent the Settlement Classes by the Court.

l.	“Class Member” means all persons in the United States who purchased Chinese-made laminate flooring from Lumber Liquidators between January 1, 2009 and May 31, 2015. Excluded from the Classes are (1) Defendant, (2) all present and former affiliates and/or officers or directors of Defendant, (3) the Judge of this Court, the Judge’s family and staff, (4) all individuals who have already entered a Release and Settlement Agreement with Lumber Liquidators related to their purchase of the Chinese-made laminate flooring product during the Class Period, (5) contractors, persons, or other entities who purchased Chinese-manufactured laminate flooring primarily for resale, (6) individuals bringing Personal Injury Claims as defined below and identified in Exhibit A, and (7) all persons who timely request to be excluded from the Settlement Class or Settlement Classes in accordance with the provisions of the Notice.

m.	“Class Representatives for the Formaldehyde MDL Representative Complaint” means Plaintiffs Lila Washington, Maria and Romualdo Ronquillo, Joseph Michael Balero, Ryan and Kristin Brandt, Devin and Sara Clouden, Kevin and Julie Parnella, and Shawn and Tanya Burke.

n.	“Class Representatives for the Durability MDL Representative Complaint” means Plaintiffs Erin Florez, Jim Moylen, Kelly Ryan, Karen Hotaling, and Logan Perel.

o.	“Class Period” means January 1, 2009 through May 31, 2015. The “CARB2/Durability Period” means January 1, 2011 through May 31, 2015. The “CARB1 Period” means January 1, 2009 through December 31, 2010.

p.	“Complaints” means all lawsuits and claims transferred to the Formaldehyde MDL and all lawsuits and claims transferred to the Durability MDL.

q.	“Court” means the United States District Court for the Eastern District of Virginia.

r.	“Days” mean calendar days, excluding federal holidays.

s.	“Defendant” means Lumber Liquidators, Inc.

t.	“Durability Plaintiffs” shall have the meaning set forth in the introductory paragraph of this Settlement Agreement.

u.	“Effective Date” means the first date by which all of the following events shall have occurred:

(1)          The Court has entered the Preliminary Approval Order.

(2)          The Court has entered the Final Approval Order and Judgment approving the Settlement Agreement in all respects, dismissing the Formaldehyde MDL and the Durability MDL, including all of the Complaints, with prejudice.

(3)          The time for appeal from the Final Approval Order and Judgment shall have expired, or if any appeal of the Final Approval Order and Judgment as to the Settlement Agreement is taken, that appeal shall have been finally determined by the highest court, including any motions for reconsideration and/or petitions for writ of certiorari, and which Final Approval Order and Judgment is not subject to further adjudication or appeal.

v.	“Final Approval and Fairness Hearing” means the hearing at which the Court will:

(1)          Determine whether to grant Final Approval of this Settlement Agreement;

(2)          Consider any timely objections to this Settlement Agreement and all responses thereto; and

(3)          Consider Class Counsel’s request for an award of attorneys’ fees, costs and expenses.

w.	“Final Approval Order and Judgment” shall mean the order finally approving this Settlement Agreement and dismissal of the Formaldehyde MDL and Durability MDL, including all of the Complaints, with prejudice.

x.	“Formaldehyde Plaintiffs” shall have the meaning set forth in the introductory paragraph of this Settlement Agreement.

y.	“Long Form Notice” means the Notice of Proposed Settlement of the Formaldehyde MDL and Durability MDL that will be published on the Settlement Administrator’s website.

z.	“Net Settlement Fund” means the Settlement Fund less (subject to Court approval):

(1)          Service Awards;

(2)          Attorneys’ Fees not to exceed 33.33% of the Settlement Fund;

(3)          Plaintiffs’ Counsel’s actual costs and expenses related to the Formaldehyde MDL and Durability MDL; and

(4)          Notice and Administrative Expenses.

aa.	“Notice” means, collectively, the communications by which purchasers of Chinese-made laminate flooring from Lumber Liquidators between January 1, 2009 and May 31, 2015 are notified of this Settlement Agreement and the Court’s Preliminary Approval of this Settlement Agreement as required by Fed. R. Civ. P. 23(e).

bb.	“Notice Date” shall be fifteen days after entry of the Preliminary Approval Order, or as soon as possible thereafter.

cc.	“Notice Plan” means the notice program used by parties and the Settlement Administrator to inform Class Members about the Settlement Agreement.

dd.	“Party” and “Parties” shall have the meaning set forth in the introductory paragraph of this Settlement Agreement.

ee.	“Person(s)” shall mean any natural person, individual, corporation, association, partnership, trust, or any other type of legal entity.

ff.	“Personal Injury Claims” means those claims filed by plaintiffs in the MDL or in state court as of the deadline for filing an objection or to opt out of the Settlement, and who are not bound by this settlement. A current list of those Claimants is attached at Exhibit A.

gg.	“Plaintiffs” collectively shall mean the Formaldehyde Plaintiffs, the Formaldehyde Class, the Durability Plaintiffs, and the Durability Class.

hh.	“Plaintiffs’ Co-Lead Counsel for the Formaldehyde MDL” means the law firms of Cohen Milstein Sellers & Toll PLLC; Cotchett, Pine & McCarthy, LLP; and Hagens Berman Sobol Shapiro LLP.

ii.	“Plaintiffs’ Co-Lead Counsel for the Durability MDL” means the law firms of Robertson & Associates LLP; Whitfield Bryson & Mason LLP and Ahdoot & Wolfson, PC.

jj.	“Preliminary Approval” or “Preliminary Approval Order” means the Court’s entry of an order of initial approval of this Settlement Agreement.

kk.	“Recitals” means the Recitals set forth above, which are incorporated by reference and are explicitly made part of this Agreement.

ll.	“Released Claims” shall have the meaning set forth in Section 15 of this Settlement Agreement.

mm.	“Released Parties” shall have the meaning set forth in Section 15 of this Settlement Agreement.

nn.	“Releasing Parties” shall have the meaning set forth in Section 15 of this Settlement Agreement.

oo.	“Request for Exclusion” means a request to opt-out or be excluded from the Class, timely submitted in accordance with the terms and conditions of this Settlement Agreement and the instructions provided in the Notice.

pp.	“Service Awards” means cash awards paid to the Class Representatives for the Formaldehyde MDL Representative Complaint and the Class Representatives for the Durability MDL Representative Complaint as set forth below in Section 13.

qq.	“Settlement Administrator” means the Angeion Group.

rr.	“Settlement Agreement” or “Agreement” or “Settlement” refers to this document, and supersedes any prior agreements or discussions.

ss.	“Settlement Class” or “Settlement Classes” means the CARB2/Durability Settlement Class and/or the CARB1 Settlement Class, which derive from the Formaldehyde MDL and Durability MDL pending in the Eastern District of Virginia, as identified herein.

tt.	“Settlement Fund” means a total of $22 million dollars in cash and $14 million dollars in Store-credit Vouchers. The $22 million in cash shall be paid by Defendant into the Escrow Fund, as set forth below in Paragraph 4.A. The Store-credit Vouchers shall be provided by Defendant to the Settlement Administrator.

uu.	“Settlement Fund Escrow Account” means an escrow account established by Class Counsel and supervised by the Court to receive and maintain funds paid pursuant to this Settlement Agreement for the benefit of the Settlement Class.

vv.	“Store-credit Vouchers” or “Vouchers” means product vouchers distributed by the Claims Administrator as part of this Settlement Agreement to certain Class Members who so elect of the CARB2/Durability Settlement Class for their use to purchase product from Lumber Liquidators.

2.	NO ADMISSION OF WRONGDOING

A.           This Settlement Agreement is made to terminate any and all controversies, real or potential, asserted or unasserted, and claims for injuries or damages or any nature whatsoever, between Defendant and the Plaintiffs. Neither the execution of this Settlement Agreement or compliance with its terms shall constitute an admission of any fault or liability on the part of the Defendant, or any of the Released Parties. Defendant does not admit fault or liability of any sort and, in fact, Defendant expressly denies fault and liability.

B.           Further, there has been no consideration or determination as to whether any class pending as part of the Formaldehyde MDL No. 1:15-md-02627 or the Durability MDL No. 1:16- md-02743 would be suitable for class treatment in any form other than as the Settlement Classes agreed to in this Settlement Agreement. These Settlement Classes are not a concession and shall not be used as an admission that any class other than these Settlement Classes are appropriate.

3.	COOPERATION BY PARTIES AND REASONABLE BEST EFFORTS TO EFFECTUATE SETTLEMENT

The Parties and their counsel agree to cooperate fully with each other to promptly execute all documents and take all steps necessary to effectuate the terms and conditions of this Settlement Agreement. The Parties shall recommend approval of this Settlement Agreement by the Court. The Parties and their counsel further agree to support the final approval of the Settlement Agreement including against any appeal of the Final Approval Order and Judgment and including any collateral attack on the Settlement Agreement or the Final Approval Order and Judgment.

4.	CONSIDERATION TO PLAINTIFFS

In exchange for the terms and conditions set forth herein, Defendant will provide the following consideration:

A.           Settlement Fund. Defendant will pay $22 million dollars in cash and $14 million dollars in Store-credit Vouchers for a total of $36 million to establish a common fund for the benefit of the Settlement Class. The Settlement Fund shall be paid in the following manner:

i.             Within five (5) days of the Court’s Preliminary Approval of the Settlement Agreement, Lumber Liquidators will transfer $500,000.00 to the Settlement Fund Escrow Account to be used to pay for Class Notice and the Settlement Administrator’s fees.

ii.            Within thirty (30) days of the Court’s Final Approval Order and Judgment, Lumber Liquidators will transfer $21,500,000.00 in cash to the Settlement Fund Escrow Account. To the extent Lumber Liquidators elects to sell/transfer stock to fund the cash obligation, Plaintiffs agree, at no risk, cost or expense to them, to cooperate with Lumber Liquidators to ensure the process is as expedient and efficient as possible. To the extent stock is used to fund the Settlement Agreement, the stock qualifies for a Section (a)(10) exemption of the Securities Act of 1933, as amended (the “Securities Act”). For the avoidance of doubt, the Court must find and order in its Final Approval Order and Judgment that any stock used to fund the Settlement Agreement is exempt from registration under Section 3(a)(10) of the Securities Act.

iii.           Lumber Liquidators will work with Class Counsel and with the Settlement Administrator to prepare $14,000,000.00 worth of Store-credit Vouchers for distribution to eligible Claimants.

iv.           The payments described above constitute the entire payment due from Defendant or any of the Released Parties under the Settlement Agreement. The Parties agree and acknowledge that none of the Settlement Fund paid by Defendant under the Settlement Agreement shall be deemed to be, in any way, a penalty or a fine of any kind.

v.            A Settlement Fund Escrow Account shall be established and administered by Class Counsel under the Court’s continuing supervision and control. No disbursements of funds from the Settlement Fund Escrow Account will occur without order of the Court.

vi.           The Settlement Fund Escrow Account is intended by the Parties to be treated as a “qualified settlement fund” for federal income tax purposes pursuant to Treasury Reg. 1.468B-1, and to that end, the Parties shall cooperate with each other and shall not take a position in any filing or before any tax authority that is inconsistent with such treatment.

vii.          Defendant shall have no responsibility or liability relating to the administration, investment, or distribution of the Settlement Fund, which shall be the sole responsibility of Class Counsel and the Settlement Administrator.

B.           Distribution of the Net Settlement Fund. This is a common fund settlement to be administered on a claims-made basis. In order to be entitled to participate in the Settlement Fund, a member of the Classes, who has not requested exclusion, must submit a valid Claim on or before the deadline established by the Court. Any member of the Classes who does not submit a timely, valid Claim shall not be entitled to share in the Settlement Fund, but nonetheless shall be barred and enjoined from asserting any of the Released Claims described herein.

There shall be two separate classes of participants: the CARB2/Durability Settlement Class and the CARB1 Settlement Class (sometimes jointly referred to as “Class” or “Classes”).

i.             CARB2/Durability Settlement Class

a.            The CARB2/Durability Settlement Class will be limited to purchasers of Chinese-made laminate flooring from Lumber Liquidators between January 1, 2011 and May 31, 2015. Benefits will only be available for Approved Claimants.

b.            All members of the CARB2/Durability Settlement Class will be entitled to make a claim against the Settlement Fund. Claim Forms will be submitted electronically or by mail and will be administered by the Settlement Administrator.

c.            CARB2/Durability Settlement Class members who submit an Approved Claim will have the option of choosing either a cash award or a Lumber Liquidators’ Store-credit Voucher. Claimants will be limited to one recovery per household, but if multiple purchases were made, the total purchase price of all purchases will be used to calculate the award.

d.            For CARB2/Durability Settlement Class members electing cash, each household will receive a cash award subject to participation and eligibility. The cash Settlement Fund will be distributed as follows: For each Approved Claim, the Approved Claimant receives back a percentage of what he or she paid for the purchase of his or her laminate flooring. That percentage may increase or be reduced by the Settlement Administrator so as to exhaust but not exceed the Settlement Fund.

e.            The total amount of cash shall not exceed the Settlement Fund described above.

(i)            In the event that the cash fund is not exhausted after all Approved Claims, attorneys’ fees, costs, Service Awards, and administration costs have been paid, cash Approved Claimants will receive a proportional additional cash payment.

(ii)           If after having paid all attorneys’ fees, costs, Service Awards, and administrative costs, the cash Settlement Fund is reduced such that it cannot pay Approved Claimants the anticipated amount, the cash payments will be proportionally reduced across the Approved Claimants.

(iii)          If any amounts remain in the cash Settlement Fund (for example, because of uncashed checks), Class Counsel may seek a cy pres award to benefit the victims of 2017 hurricanes that struck the U.S. or its territories.

f.             For CARB2/Durability Settlement Class members electing Store-credit Vouchers, Lumber Liquidators will provide Vouchers, good for 3 years from date of issuance, one per household, with the following exceptions based on state escheat laws:

(i)            Store-credit Vouchers issued to Approved Claimants in the following states shall have no expiration date: California, Connecticut, Florida, Maine, Minnesota, Rhode Island, and Washington.

(ii)           Store-credit Vouchers issued to Approved Claimants in the following states shall have the expiration dates identified below:

(a)          Illinois - 5 year expiration

(b)          Maryland - 4 year expiration

(c)          North Dakota - 6 year expiration.

At the time of making the election for Store-credit Vouchers, or within 20 days thereafter, CARB2/Durability Settlement Class members may designate a family member or nationally recognized charity to be the recipient of the Store-credit Vouchers. The Settlement Administrator will determine whether a charity is a nationally recognized charity for purposes of this Settlement. The term “family member,” as defined by the SEC at 17 C.F.R. § 275.202(a)(11)(G)- 1, shall mean:

All lineal descendants (including by adoption, stepchildren, foster children, and individuals that were a minor when another family member became a legal guardian of that individual) of a common ancestor (who may be living or deceased), and such lineal descendants’ spouses or spousal equivalents; provided that the common ancestor is no more than 10 generations removed from the youngest generation of family members.

g.            Approved Claimants may use their Store-credit Vouchers to purchase product and have the product shipped to a third party within the United States. Except as described above, the Store-credit Vouchers will not otherwise be transferrable, nor may they be sold or redeemed for cash.

h.            The total amount of Store-credit Vouchers will not exceed $14 million in the aggregate.

i.             The Store-credit Vouchers will be distributed as follows: For each Approved Claim, the Approved Claimant receives a voucher that contains an amount that is a percentage of the price he or she paid for the purchase of his or her laminate flooring. That percentage may increase or be reduced by the Settlement Administrator to exhaust but not exceed the portion of the Settlement Fund designated for Store-credit Vouchers.

j.             Depending on the level of eligible participation, the values of the Store- credit Vouchers may increase or decrease so that the full $14 million in Store-credit Vouchers are distributed to electing, Approved Claimants from the CARB2/Durability Settlement Class.

ii.            CARB1 Settlement Class

a.            The CARB1 Settlement Class will be limited to purchasers of Chinese- made laminate flooring from Lumber Liquidators between January 1, 2009 and December 31, 2010. Benefits will only be available for Approved Claimants. If a Class Member made a purchase during both the 2009-2010 CARB1 Settlement Class period and the 2011-2015 CARB2/Durability Settlement Class period, he or she will be entitled to receive both: (a) the $50 cash benefit described below as a member of the CARB1 Settlement Class; and (b) either cash or a Store-credit Voucher as a member of the CARB2/Durability Settlement Class based upon the total purchase price of all purchases made between 2011-2015.

b.            Members of the CARB1 Settlement Class will be entitled to make a claim against the Settlement Fund for $50; provided, however, that a maximum of $1.0 million in cash will be set aside for the CARB1 Settlement Class.

c.            If the CARB1 Settlement Class Settlement Fund is oversubscribed (i.e., if Approved Claims exceed $1.0 million, such that funds are insufficient to pay Approved Claimants $50 each), then these cash payments will be proportionally reduced across the Approved Claimants. If, on the other hand, the $1.0 million cash fund set aside for CARB1 Settlement Class Members is not exhausted by Approved Claims, the remaining cash will be added to the funds available to pay Approved Claimants of the CARB2/Durability Settlement Class.

d.            Claim forms for CARB1 Settlement Class members will be submitted electronically or by mail, and will be administered by the Settlement Administrator.

e.            CARB1 Settlement Class members who are not also members of the CARB2/Durability Settlement Class may only elect cash and may not elect Store-credit Vouchers.

5.	PRELIMINARY APPROVAL OF SETTLEMENT AND CONDITIONAL CERTIFICATION OF SETTLEMENT CLASS

Plaintiffs’ Co-Lead Counsel for the Formaldehyde MDL and Plaintiffs’ Co-Lead Counsel for the Durability MDL shall prepare the motion seeking preliminary approval of the Settlement Class, and the Parties shall work in good faith to support the motion. The Court shall be asked to approve the terms and conditions of the Settlement Agreement, the notice to the Class, the method of notice, the claim forms, and the procedure for submitting claims, and to appoint Class Representatives for the CARB2/Durability Settlement Class and the CARB1 Settlement Class, and Class Counsel for both of these Settlement Classes, all as part of preliminary approval.

6.	SETTLEMENT ADMINISTRATOR

The Settlement Administrator shall be selected by Plaintiffs’ Co-Lead Counsel for the Formaldehyde MDL and Plaintiffs’ Co-Lead Counsel for the Durability MDL based on cost, experience and reputation of the proposed administrators. The Settlement Administrator will work to:

A.           Provide Notice to potential Class Members;

B.           Maintain a Settlement website;

C.           Process Claim Forms;

D.           Preserve (on paper or transferred in to electronic format) all Requests for Exclusion, Claim Forms, and any and all other written communications from Class Members in response to the Notices for a period of one (1) year following the Claim Deadline, or pursuant to further order of the Court. All written communications received by the Settlement Administrator from Class Members relating to the Settlement Agreement shall be available and provided upon request to Class Counsel and Counsel for Defendant.

E.           Distribute the proceeds of the Settlement Fund in accordance with the Settlement Agreement;

F.           Confirm the issuance of payment to the Approved Claimants;

G.           Provide any necessary certifications to the Court concerning the administration and processing of the claims; and

H.           Respond to inquiries from Class Counsel, Counsel for Lumber Liquidators, the Court, and Class Members.

7.	NOTICE OF SETTLEMENT AND ADMINISTRATION OF CLAIMS

A.           Plaintiffs’ Co-Lead Counsel for the Formaldehyde MDL and Plaintiffs’ Co-Lead Counsel for the Durability MDL shall work with the Settlement Administrator to prepare the Notice program. It is the Parties’ intent that Class Members receive constitutionally adequate notice of the Settlement. Plaintiffs’ Co-Lead Counsel for the Formaldehyde MDL and Plaintiffs’ Co-Lead Counsel for the Durability MDL shall submit to the Court for approval the Notice Plan. The Notice Plan will provide the best notice practicable under the circumstances of the foregoing actions, conform to all aspects of Federal Rule of Civil Procedure 23, satisfy the Due Process Clause of the United States Constitution, and comply with the terms and conditions of the Agreement. Plaintiffs’ Co-Lead Counsel for the Formaldehyde MDL and Plaintiffs’ Co-Lead Counsel for the Durability MDL also shall work with the Settlement Administrator and/or other class notice specialists, as necessary, to prepare drafts of the proposed Class Notice. Lumber Liquidators shall have the right to review and approve the proposed Class Notice, including the content of the Settlement website. If any objections to the proposed Class Notice cannot be resolved by the Parties, they shall be submitted to the Court for resolution.

B.           Class Member Information

Defendant shall provide Class Counsel and the Settlement Administrator with information in its possession reflecting the name, e-mail address, telephone number, physical mailing address, and total value of Chinese-made laminate flooring purchased (collectively, “Class Member Information”) of each reasonably identifiable person or entity who falls within the definition of the Classes by the time this Agreement is executed. Defendant warrants and represents that the Class Member Information provided to Class Counsel accurately reflects the information retained by Defendant in the ordinary course of business.

C.           Internet Website

Prior to the Notice Date, the Settlement Administrator shall establish an Internet website, www.laminatesettlement.com that will inform Settlement Class members of the terms of this Settlement, their rights, dates and deadlines and related information. The website shall include, in .pdf format and available for download, the following: (i) the Long Form Notice; (ii) the Claim Form; (iii) the Preliminary Approval Order; (iv) this Agreement (including all of its Exhibits), (v) the operative Complaints filed in the Formaldehyde and Durability MDLs; and (vi) any other materials agreed upon by the Parties and/or required by the Court. The Internet website shall provide Settlement Class Members with the ability to complete and submit the Claim Form electronically. The Internet website shall also make the Claim Form available for download. Banner ads on the Internet shall direct Class Members to the Settlement website at www.laminatesettlement.com.

D.           Toll-Free Telephone Number

Commencing by the Notice Date, the Settlement Administrator shall establish a toll-free telephone number, through which Settlement Class members may obtain information about the Formaldehyde MDL and the Durability MDL, the Settlement, and request a mailed copy of the Long Form Notice and/or the Claim Form, pursuant to the terms and conditions of this Settlement. The Long Form Notice and Claim Form will be mailed to all persons who request one via the toll-free phone number maintained by the Settlement Administrator.

E.           Direct Notice – United States Mail

By the Notice Date, the Settlement Administrator will send the notice (“Postcard Notice”) by United States Postal Service (“USPS”) first class mail to all Settlement Class Members for whom a physical mailing address can be identified from the Class Member Information. Each Postcard Notice will include a claim number and will have a detachable claim form with business reply mail postage included. The Settlement Administrator shall send one of three versions of the Postcard Notice attached to the Settlement Administrator’s Declaration at Exhibit B to this Agreement: one for CARB2/Durability Settlement Class Members, one for CARB1 Settlement Class Members, and one for those who qualify for both the CARB2/Durability and CARB1 Settlement Classes.

Prior to the initial mailing of the Postcard Notice, postal mailing addresses will be checked against the National Change of Address (“NCOA”) database maintained by the USPS. Postcard Notices that are returned as undeliverable by the USPS and have a forwarding address will be re-mailed to that forwarding address, and Postcard Notices that are returned as undeliverable by the USPS without a forwarding address will be subject to address verification (“skip tracing”), utilizing a wide variety of data sources, including public records, real estate records, electronic directory assistance listings, etc. to locate updated addresses. Postcard notices will then be re-mailed to updated addresses located through skip tracing.

F.           Direct Notice – E-mail Notice

By the Notice Date, the Settlement Administrator shall e-mail each Settlement Class Member included in the Class Member Information provided by Defendant (“Email Notice”). The content of the Email Notice shall substantially conform to the information provided in the Claim Form and will contain a link that the Settlement Class members can click to take them directly to the claim filing page on the settlement agreement website where they can enter their individualized claim number and confirmation code.

G.           Publication

By the Notice Date, and subject to the requirements of this Agreement and the Preliminary Approval Order, the Settlement Administrator will provide Notice to the Settlement Class as follows: Publishing the publication notice and digital notice pursuant to the Preliminary Approval Order and as set forth in the Notice Plan described in the Declaration of the Settlement Administrator attached hereto as Exhibit B; Publishing, on or before the Notice Date, the Long Form Notice on the settlement website (www.laminatesettlement.com), as specified in the Preliminary Approval Order and as set forth in the Notice Plan described in the Declaration of the Settlement Administrator attached hereto as Exhibit B; and Providing the Internet address, in the Long Form Notice and the Summary Notice, to the settlement website (www.laminatesettlement.com).

H.           Notice to Appropriate Federal and State Officials

Not later than 10 days after for the Court enters the Preliminary Approval Order, the Settlement Administrator shall comply with 28 U.S.C. § 1715.

I.           Confirmation

The Settlement Administrator is directed to file with the Court and serve upon Class Counsel a declaration confirming the dissemination of the Notice to the Class has taken place in accordance with this Order no later than fifteen (15) days before the Final Approval and Fairness Hearing.

8.	REQUESTS FOR EXCLUSION

A.           Members of CARB2/Durability Settlement Class and the CARB1 Settlement Class who wish to exclude themselves from their respective Class(es) must submit a written Request for Exclusion. To be effective, such a request must include the Class Member’s name, mailing address, e-mail address, the signature of the Class Member, identify their individual counsel (if any), and substantially the following statement: “I want to opt out of the Class(es) certified in the Lumber Liquidators Chinese-laminate flooring litigation.” Requests for Exclusion must be submitted via First Class U.S. Mail paid by the Class Member and sent to the Settlement Administrator at the address provided in the Notice. Requests for Exclusion shall be served not later than thirty (30) days prior to the Final Approval and Fairness Hearing. Personal Injury Claims already filed in the MDL or State Court and listed in Exhibit A are already excluded from the Settlement.

B.           The Settlement Administrator shall promptly log each Request for Exclusion that is received, and shall provide copies of the log and all such Requests for Exclusion to Class Counsel and Counsel for Defendant on a monthly basis and the final list no later than fifteen (15) days before the Final Approval and Fairness Hearing.

C.           Any Class Member who does not properly and timely mail a Request for Exclusion shall be automatically included in the Settlement Class and shall be bound by all the terms and provisions of the Settlement Agreement, and any Court order related to the Settlement, whether or not such Class Member received actual notice or shall have objected to the Settlement, and whether or not such Class Member makes a Claim upon or participates in the Settlement.

D.           If the number of Requests for Exclusion exceeds a percentage of the total size of the CARB2/Durability Settlement Class and the CARB1 Settlement Class combined, as agreed upon by the Parties hereto, Defendant has the option to terminate this Settlement Agreement. The confidential opt-out number shall be memorialized in a separate Supplemental Agreement and communicated confidentially to the Court.

E.           The Class Representatives, Plaintiffs’ Co-Lead Counsel for the Formaldehyde MDL, and Plaintiffs’ Co-Lead Counsel for the Durability MDL covenant and agree to take no actions, directly or indirectly, designed or intended to influence any putative member of the Settlement Classes to opt out of the Settlement Agreement, or to assist others in doing so. The Parties acknowledge, however, that if and when Class Counsel answer Class Member questions pertaining to their respective matters, the Parties’ Settlement, or the Settlement Agreement or related matters, answering these questions shall not constitute taking action to influence any putative member of the Classes to opt out of the Settlement or to assist others in doing so.

9.	OBJECTIONS

A.           Class Members who do not request exclusion from the Class may object to the Settlement Agreement. Class Members who choose to object to the Settlement must file written notices of intent to object with the Court and serve copies of any such objection on counsel for the Parties, identified in Section 27 unless filed via the Court’s ECF system, such that copies will be transmitted electronically to these counsel. Any Class Member may appear at the Final Approval and Fairness Hearing, in person or by counsel, and be heard to the extent permitted under applicable law and allowed by the Court. The right to object to the Settlement must be exercised individually by an individual Class Member and, except in the case of a deceased, minor, or incapacitated Person or where represented by counsel, not by the act of another Person acting or purporting to act in a representative capacity.

To be effective, an objection to the Settlement that is filed with the Court must:

i.             Contain a caption that includes the case name and the case number as follows: In Re: Lumber Liquidators Chinese-Manufactured Flooring Products Marketing, Sales Practices and Products Liability Litigation, MDL No. 1:15-md-02627; or In Re Lumber Liquidators Chinese- Manufactured Laminate Flooring Durability Marketing and Sales Practices Litigation, MDL No. 1:16-md-2743; or both;

ii.           Provide the name, mailing address, email address, telephone number and signature of the Class Member filing the intent to object, and identify his or her individual counsel, if any;

iii.           Provide a valid proof of membership in one of the Settlement Classes, or both;

iv.          File a written letter or brief detailing the specific basis for each objection, including any legal and factual support the objector wishes to bring to the Court’s attention and any evidence the objector wishes to introduce in support of the objection with the United States District Court for the Eastern District of Virginia not later than thirty (30) days prior to the Final Approval and Fairness Hearing;

v.           Be served contemporaneously on Plaintiffs’ Co-Lead Counsel for the Formaldehyde MDL, Plaintiffs’ Co-Lead Counsel for the Durability MDL, and Counsel for Defendant (unless filed via the Court’s ECF system, such that copies will be transmitted electronically to these counsel);

vi.          Contain the number of class action settlements objected to by the Class Member in the last three years;

vii.         State whether the objecting Class Member intends to appear at the Final Approval and Fairness Hearing, either in person or through counsel.

B.           Any Class Member who does not file a timely and adequate notice of intent to object in accordance with this Settlement Agreement waives the right to object or to be heard at the Final Approval and Fairness Hearing, unless the Court permits otherwise, and shall be forever barred from making any objection to the Settlement. To the extent any Class Member objects to the Settlement, and such objection is overruled in whole or in part, such Class Member will be forever bound by the Final Approval Order and Judgment of the Court.

C.           The filing of an objection allows Plaintiffs’ Co-Lead Counsel for the Formaldehyde MDL, Plaintiffs’ Co-Lead Counsel for the Durability MDL, or Counsel for Defendant to request the Court to notice such objecting Class Member for and take his or her deposition consistent with the Federal Rules of Civil Procedure at an agreed-upon location, and to seek any documentary evidence or other tangible things that are relevant to the objection. Failure by an objecting Class Member to make himself or herself available for a deposition or to comply with expedited discovery requests may result in the Court striking the Class Member’s objection and otherwise denying that Class Member the opportunity to make an objection or be further heard. The Parties reserve the right to ask the Court to tax the costs of any such discovery to the objecting Class Member or the objecting Class Member’s separate counsel should the Court determine that the objection is frivolous or is made for an improper purpose.

D.           If the objection is made through an attorney, the written objection must also include: (1) the identity and number of the Class Members represented by objector’s counsel; and (2) the number of such represented Class Members who have opted out of the Settlement Class.

10.	REPORT BY SETTLEMENT ADMINISTRATOR

A.           No later than fifteen (15) days before the Final Approval and Fairness Hearing, the Settlement Administrator shall provide to Class Counsel and Counsel for Defendant the following information:

i.             The number of Notices mailed or sent to Class Members;

ii.            The number of Class Members who have submitted Approved Claims for the CARB2/Durability Settlement Class and the CARB1 Settlement Class;

iii.           The number of Class Members who have submitted Requests for Exclusion from the Settlement Classes and the names of such persons;

iv.           Any information about any objections to the Settlement that the Settlement Administrator has not previously forwarded; and

v.            Any other tracking information reasonably requested by Class Counsel or Counsel for Defendant.

B.           A report stating the total number of class members who have submitted timely and valid Requests for Exclusions and the names of such class members shall be filed by Class Counsel not later than ten (10) days before the Final Approval and Fairness Hearing.

11.	FINAL APPROVAL

A.           If the Court preliminarily approves the Settlement, Class Counsel, with the cooperation of counsel for Defendant, shall submit a motion for final approval of the Settlement Agreement by the Court at a date set by the Court, but no later than forty-five (45) days before the Final Approval and Fairness Hearing. The parties may submit supplemental memoranda in support of the motions for final settlement approval or the awarding of costs and fees at a date set by the Court, but no later than ten (10) days before the Final Approval and Fairness Hearing.

B.           The Notice to the Class shall contain a date, time and location for the Final Approval and Fairness Hearing to be conducted by the Court. The Parties shall jointly request the Court to set a hearing on Final Approval of the Settlement Agreement approximately hundred

(100) days from the date the Court enters an order granting preliminary approval of the Settlement Agreement.

C.           The Parties shall request the Court upon final approval of this Settlement Agreement, to enter the Final Approved Order and Judgment, which shall, inter alia:

i.             Grant final approval to the Settlement and Settlement Agreement as fair, reasonable, adequate, in good faith and in the best interests of the Class(es), and order the Parties to carry out the provisions of this Settlement Agreement;

ii.             Dismiss with prejudice and without costs all Complaints pending in the Formaldehyde MDL and the Durability MDL, including the Representative Complaints, and dismiss with prejudice and without costs the litigation against Defendant and the Released Parties;

iii.           Adjudge that Releasing Parties are conclusively deemed to have released Defendant and the Released Parties of the Released Claims;

iv.           Bar and permanently enjoin each Class Member who has not timely submitted a Request for Exclusion from prosecuting against the Released Persons any and all of the Released Claims;

v.             Reserve continuing and exclusive jurisdiction by the Court to preside over any ongoing proceedings relating to the Claims or this Settlement Agreement;

vi.           Determine under Fed. R. Civ. P. 54(b) that there is no just reason for delay and direct that the Final Judgment as to the Released Parties to be final and appealable and entered forthwith; and

vii.          To the extent stock will be used to fund the Settlement, find and conclude that the Court has sufficient information before it to assess the value of the claims and securities to be exchanged in the Settlement. Additionally, conclude that the applicable procedural and substantive fairness requirements of Section 3(a)(10) of the Securities Act have been satisfied, and find that any such stock used is exempt from registration under Section 3(a)(10) of the Securities Act.

12.	CLASS COUNSEL FEES AND ADMINISTRATIVE COST

A.           Co-lead Counsel for the Formaldehyde MDL and the Durability MDL may jointly or separately file for costs and fees in this action. At a time to be set by the Court, but no later than forty-five (45) days before the Final Approval and Fairness Hearing, Class Counsel may seek an award of attorneys’ fees of up to 33.33% of the Settlement Fund, and for actual costs and expenses, together with the cost of Notice and administrative costs, to be paid from the Settlement Fund. Co-Lead Counsel for the Formaldehyde MDL and Co-Lead Counsel for the Durability MDL may jointly or separately file motion(s) for attorneys’ fees, costs, and expenses.

B.           Within thirty-one (31) days of Final Approval Order and Judgment and entry by the Court of an order awarding attorneys’ fees, costs, and expenses (“Fee, Cost, and Expense Order”), any awarded attorneys’ fees, costs, and expenses shall be paid to Class Counsel from the Escrow Account by the Escrow Agent, notwithstanding the existence of or pendency of any appeal or collateral attack on the Settlement or any part thereof or the Fee, Cost, and Expense Order. In the event that the Effective Date does not occur or the Settlement is terminated pursuant to its terms, or if, as the result of any appeal or further proceedings on remand, or successful collateral attack, the Fee, Cost, and Expense Order is reversed or modified pursuant to a final court order and attorneys’ fees, costs, and expenses have been paid out of the Escrow Account to any extent, then Class Counsel shall be obligated and does hereby agree, within ten (10) business days after receiving notice of the foregoing from Defendants’ Counsel or from a court of appropriate jurisdiction, to refund to the Escrow Account such attorneys’ fees, costs, and expenses that have been paid, plus interest thereon at the same rate as would have been earned had those sums remained in the Escrow Account. For avoidance of doubt, however, under no circumstances shall Class Counsel be required to return to the Escrow Account or the Defendant the $500,000 paid pursuant to section 4(A)(i) to the Settlement Administrator or to any other Notice consultant or provider.

13.	SERVICE AWARDS

Subject to approval by the Court, the following seven (7) Plaintiff households identified in the Formaldehyde MDL representative complaint (A-G below) and the five (5) Plaintiff households identified in the Durability MDL representative complaint (H-L below) will each receive a Service Award for their service as named Plaintiffs in the MDLs in the amount of $5,000 each:

A.           Lila Washington (California) (dec.)

B.           Maria and Romualdo Ronquillo (California)

C.           Joseph Michael Balero (California)

D.           Ryan and Kristin Brandt (Florida)

E.           Devin and Sara Clouden (New York)

F.           Kevin and Julie Parnella (Texas)

G.           Shawn and Tanya Burke (Illinois)

H.           Erin Florez (Alabama)

I.           Jim Moylen (California)

J.           Kelly Ryan (Nevada)

K.          Karen Hotaling (New York)

L.           Logan Perel (Virginia)

No individual shall be entitled to more than one Service Award. If a husband and wife, or other co-purchasers were both Plaintiffs, they are entitled to a single Service Award.

14.	CLAIM PROCESSING AND DISTRIBUTION OF SETTLEMENT

A.           Class Members may electronically complete and sign the appropriate Claim Form and submit it to the Settlement Administrator via an electronic Claim Form submission process to be established by the Settlement Administrator. Alternatively, Class Members may submit such Claim Forms via U.S. mail. A Claim Form shall be considered defective if the Claimant fails to timely submit the Claim Form, provide the required information on the Claim Form, or fails to electronically or physically sign certifying that the Claimant is entitled to the benefit sought.

B.           Within thirty forty-five (45) days of the entry of the Final Approval Order and Judgment, the Settlement Administrator will notify Class Counsel of any Class Member who has submitted a deficient Claim Form, and those Class Members will be given ten (10) calendar days from the date of the deficiency notice to cure the deficiency.

C.           Within sixty (60) days of the Effective Date, the Settlement Administrator will distribute the checks and the vouchers.

D.           Cash payments made pursuant to this Settlement Agreement will be made to Claimants via physical checks mailed to the address provided on the Claim Form. Alternatively, if elected, Store-credit Vouchers will be mailed to the address provided on the Claim Form. Class Counsel and Counsel for Defense shall confer before the Settlement Administrator begins to distribute the checks or Store-credit Vouchers to the Class Members who have submitted an Approved Claim. If an appeal is filed, distribution of Settlement Fund to Claimants will be stayed until further order by the Court.

E.           The Class Members acknowledge that the Claims process may take longer than described above due to the number of potential Class Members. The Settlement Administrator will employ all due commercially reasonable speed to distribute claimed cash payments and Store-credit Vouchers to Approved Claimants as set forth herein.

F.           The Class Members shall be entitled solely to the Settlement Funds and Store- Credit Vouchers for settlement and satisfaction against Defendant and the Released Parties for the Released Claims, and shall not be entitled to any other payment or relief from Defendant or the Released Parties. The Class Representatives, Class Members and their counsel, Class Counsel, as well as the Settlement Administrator will be reimbursed and indemnified solely out of the Settlement Funds. Defendant and the other Released Parties shall not be liable for any costs, fees, or expenses of any description, including any costs, fees or expenses of the Class Representatives or their attorneys, experts, advisors, or other representatives of the Class.

15.	RELEASE BY ALL SETTLEMENT CLASS MEMBERS

A.           Effective upon Final Approval, Plaintiffs, for and on behalf of themselves, and every member of the Settlement Classes, every purchaser of Chinese-manufactured laminate flooring sold by Lumber Liquidators between January 1, 2009 and May 31, 2015, and each of their respective heirs and assigns, except for those who have requested to be excluded from the Classes pursuant to Section 8 of this Agreement, and those who as of the Final Approval and Judgment have filed personal injury cases as set out in Exhibit A (hereafter the “Releasing Parties’), jointly and severally, hereby RELEASE, HOLD HARMLESS, FOREVER DISCHARGE, AND SHALL FOREVER BE ENJOINED FROM PROSECUTION against Defendant and the Released Parties of any and all claims, causes of action, lawsuits, proceedings, damages, judgments, losses, penalties, liabilities, rights, obligations, duties, demands, liens, actions, administrative proceedings, warranty claims, remedies, costs, fees of any kind, expenses, and claims of any kind whatsoever, including based on fraud, whether known or unknown, continent or unsuspected, disclosed or undisclosed, liquidated or unliquidated, asserted or un- asserted, accrued or un-accrued, in law, in equity or otherwise, in contract, tort, warranty, strict liability or otherwise, that have been, could have been, or in the future can or might be asserted in any court, tribunal or proceeding (including but not limited to any claims arising under federal, state, foreign or common law, including any federal or state consumer protection law or personal injury claim), by or on behalf of Plaintiffs or any member of the Class, whether individual, direct, class, representative, legal, equitable, or other type or in any other capacity against Defendant and the Released Parties, which the Releasing Parties ever had, now have, or may have had, from the beginning of time to the Effective Date, by reason of, arising out of, relating to, or in connection with the acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations, omissions, or any other matter whatsoever related directly or indirectly to: 1) the Plaintiffs’ and Class Members’ purchase and/or use of Chinese-manufactured laminate flooring sold by Lumber Liquidators between January 1, 2009 and May 31, 2015; 2) the manufacture, sale, distribution, labeling, marketing or advertising of Chinese-laminate flooring sold by Lumber Liquidators between January 1, 2009 and May 31, 2015; 3) Defendant’s compliance with state or federal labeling laws and regulations related to the Chinese-laminate flooring sold by Lumber Liquidators between January 1, 2009 and May 31, 2015; and/or 4) any claim by Plaintiffs of any nature related to Chinese-manufactured laminate flooring sold by Lumber Liquidators between January 1, 2009 and May 31, 2015 (the “Released Claims”).

The Released Claims, however, shall not include any claims to enforce the Settlement Agreement, or the request of Class Counsel for fees, costs, and expenses as set forth in, or as related to, this Settlement Agreement. Nor shall the Released Claims extinguish any existing express warranty rights that do not pertain to the allegations in the Durability MDL or the Formaldehyde MDL, to the extent they exist.

B.           The “Released Parties” shall include Lumber Liquidators, Inc., its parent, subsidiaries, and affiliates, including but not limited to, Lumber Liquidators, Holdings, Inc.; Lumber Liquidators Services, LLC; Lumber Liquidators Leasing, LLC; individual Lumber Liquidators retail stores located throughout the United States; the China Regional Office; Fesco; Pure Air Control Services; ED Labs; and including but not limited to any controlling persons, associates, affiliates, or subsidiaries and each and all of their respective past or present officers, members, managers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, insurers, consultants, experts, accountants, bankers, testing laboratories, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, and assigns.

C.           In agreeing to the foregoing waiver, the Releasing Parties expressly acknowledge and understand that they may hereafter discover facts in addition to or different from those which they now believe to be true with respect to the subject matter of the claims released herein, but expressly agree that they have taken these possibilities into account in electing to participate in this release, and that the release given herein shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts, as to which the Releasing Parties expressly assume the risk.

D.           As of the Effective Date, by operation of the entry of the Final Approval Order and Judgment, each Class Member who does not file a valid Request for Exclusion, automatically, upon entry of the Final Approval Order and Judgment, shall be held to have fully released, waived, relinquished, and discharged the Released Parties from the Released Claims, to the fullest extent permitted by law, and shall be enjoined from continuing, instituting, or prosecuting any legal proceeding against the Released Parties relating in any way whatsoever to the Released Claims.

E.           The Releasing Parties, on behalf of themselves and their respective assigns, agree not to sue or otherwise make a claim against any of the Released Parties that is in any way related to the Released Claims.

F.           With respect to the Released Claims, the Releasing Parties shall expressly waive any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States which is similar, comparable or equivalent to California Civil Code Section 1543, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

16.	DISMISSAL

The Releasing Parties stipulate and agree that upon the Court’s entry of the Final Approval Order and Judgment, and after expiration of any appeals of that Order, the following shall be DISMISSED WITH PREJUDICE (except for those Personal Injury cases filed in the Formaldehyde MDL or in state court and included on Exhibit A):

A.           All cases pending before the Court consolidated in In Re: Lumber Liquidators Chinese-Manufactured Flooring Products Marketing, Sales Practices and Products Liability Litigation, MDL No. 1:15-md-02627, including any additional filed and/or transferred cases as of the date of Final Approval Order; and

B.           All cases pending before the Court in In Re Lumber Liquidators Chinese- Manufactured Laminate Flooring Durability Marketing and Sales Practices Litigation, MDL No. 1:16-md-2743, including any additional filed and/or transferred cases as of the date of Final Approval Order.

17.	CONFIDENTIALITY

Plaintiffs and Class Counsel agree that they will not affirmatively seek media coverage in print, Internet, or other media regarding this Settlement Agreement, but may neutrally respond to press or media inquiries by describing the Settlement as a good result for the Settlement Class, or other substantially similar words. Nothing in this paragraph, however, restricts Class Counsel from:

A.           Publishing the Settlement and the result on their websites;

B.           Utilizing media as set forth in the Court-approved Notice plan;

C.           Truthfully responding privately to inquiries concerning the Settlement from their clients, including Class Members; or

D.           Truthfully responding to any press or media inquiries regarding details of the Settlement.

18.	AMENDMENT

This Agreement may be modified, amended or supplemented only by written agreement signed by or on behalf of all Parties, and if such modification, amendment or supplement is to be executed and become effective subsequent to the entry of the Preliminary Approval Order, only with the approval of the Court.

19.	AUTOMATIC TERMINATION OF SETTLEMENT AGREEMENT AND TERMINATION RIGHTS

In the event that this Settlement Agreement does not become a final, enforceable contract that is approved by the Court and upheld on appeal for any reason:

A.           Except as expressly stated herein, this Settlement Agreement shall automatically become null and void and have no further force or effect, and all proceedings that have taken place with regard to this Settlement shall be without prejudice to the rights and contentions of the Parties;

B.           If the Settlement Agreement is not preliminarily or finally approved by the Court, the Parties will resume the litigation of the referenced MDLs without prejudice as to their procedural status as of August 17, 2017;

C.           This Settlement Agreement, any provision of this Settlement Agreement and the fact of this Settlement Agreement having been made, shall not be admissible or entered into evidence for any purpose whatsoever; nor will any information produced solely in connection with any of the Parties’ mediations be admissible;

D.           If this Settlement Agreement; the order preliminarily approving the Settlement Agreement and/or Final Order and Judgment approving this Settlement Agreement is vacated, materially modified or reversed, in whole or part, this Settlement Agreement will be deemed terminated, unless the Parties, in their sole discretion within thirty (30) days of receipt of such ruling, agree to proceed with the Settlement Agreement as modified by the Court or on appeal.

E.           If the Settlement Agreement is terminated, any Settlement Funds in the Settlement Fund Escrow Account or that have come into possession of the Plaintiffs or Class Counsel, except for any funds paid or owed to the Settlement Administrator or to any other Notice consultant or provider, or any funds otherwise paid or owed for any Settlement administration or Notice-related purpose, shall be returned to Defendant within ten (10) Days of termination.

F.           This Section and the Section on Confidentiality shall survive any termination of this Settlement Agreement.

20.	SEVERABILITY

With the exception of the provisions contained in Section 15, 16 and 19, in the event any covenant, term or other provision contained in this Settlement Agreement is held to be invalid, void or illegal, the same shall be deemed severed from the remainder of this Settlement Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision herein. If any covenant, condition or other provision herein is held to be invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

21.	INCORPORATION OF EXHIBITS

All attached exhibits are hereby incorporated by reference as though set forth fully herein and are a material part of the Settlement Agreement.

22.	GOVERNING LAW AND COMPLIANCE WITH TERMS OF SETTLEMENT AGREEMENT

All questions with respect to the construction of this Settlement Agreement and the rights and liabilities of the Parties shall be governed by the laws of the Commonwealth of Virginia, without giving effect to its law of conflict of laws.

The Court shall have continuing and exclusive jurisdiction to resolve any dispute that may arise with regard to the terms and conditions of this Settlement Agreement, and the Parties hereby consent to such jurisdiction.

23.	PREPARATION OF SETTLEMENT AGREEMENT, SEPARATE COUNSEL AND AUTHORITY TO ENTER SETTLEMENT AGREEMENT

A.           The Parties and their counsel have each participated and cooperated in the drafting and preparation of this Settlement Agreement. Hence, in any construction to be made of this Settlement Agreement, the same shall not be construed against any Party as drafter of the Settlement Agreement.

B.           In entering this Settlement Agreement, each Party has relied upon the advice of the Party’s own attorneys of choice, and has not relied upon any representation of law or fact by any other Party hereto.

C.           This Settlement Agreement, including exhibits attached hereto, supersedes any and all prior agreements, including, without limitation, the MOU, and it constitutes the entire understanding between and among the Parties with regard to the matters herein. There are no representations, warranties, agreements, or undertakings, written or oral, between the Parties hereto, relating to the subject matter of this Settlement Agreement which are not fully expressed herein.

D.           The Parties each represent and warrant that each of the Persons executing this Settlement Agreement is duly empowered and authorized to do so.

24.	COUNTERPARTS

This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.	BINDING EFFECT

This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and to their respective heirs, assigns, and successors-in-interest.

26.	ENTIRE AGREEMENT

This Settlement Agreement and the Supplemental Agreement referenced in 8.D above, represent the entire agreement between the Parties and supersedes all other oral and written agreements and discussions. Each of the Parties covenants that he, she or it has not entered into this Settlement Agreement as a result of any representation, agreement, inducement, or coercion, except to the extent specifically provided herein. Each Party further covenants that the consideration recited herein is the only consideration for entering into this Settlement Agreement and that no promises or representations of another or further consideration have been made by any Person,

27.	NOTICE

All notices, requests, demands and other communications to the Parties or their counsel required or permitted to be given pursuant to this Settlement Agreement shall be in writing and shall be delivered personally or mailed postage-prepaid by First Class U.S. Mail to the following persons at their addresses set forth as follows:

Formaldehyde	Durability
Plaintiffs’ Co-Lead Counsel:	Plaintiffs’ Co-Lead Counsel:
Steven Toll, Esq.	Alexander Robertson, IV, Esq.
Cohen Milstein Sellers & Toll PLLC	Robertson & Associates, LLP
1100 New York Ave, NW	32121 Lindero Canyon Rd, Suite 200
Suite 500 — West Tower	Westlake Village, CA 91361
Washington, DC 20005

Defendant Lumber Liquidators, Inc.
Lead Counsel:
Diane P. Flannery, Esq.
McGuireWoods LLP
Gateway Plaza
800 East Canal Street
Richmond, VA 23219

WHEREFORE, the undersigned, being duly authorized, have caused this Settlement Agreement to be executed on the dates shown below and agreed that it shall take effect on the last date of execution by all undersigned representatives of the Parties.

[signatures on following page]

Dated this 15th day of March, 2018.

Formaldehyde	Durability
Plaintiffs’ Co-Lead Counsel	Plaintiffs’ Co-Lead Counsel

/s/ Steven Toll	/s/ Alexander Robertson, IV
Steven Toll, Esq.	Alexander Robertson, IV,
Cohen Milstein Sellers & Toll PLLC	Esq. Robertson & Associates, LLP
1100 New York Ave, NW	32121 Lindero Canyon Road, Suite 200
Suite 500 — West Tower	Westlake Village, CA 91361
Washington, DC 20005

/s/ Niall McCarthy	/s/ Daniel K. Bryson
Niall McCarthy	Daniel K. Bryson, Esq.
Cotchett Pitre & McCarthy LLP	Whitfield Bryson & Mason LLP
840 Malcolm Rd #200	900 W. Morgan St.
Burlingame, CA 94010	Raleigh, NC 27603

/s/ Steve W. Berman	/s/ Robert R. Ahdoot
Steve W. Berman	Robert R. Ahdoot
Hagens Berman Sobol Shapiro LLP (WA-NA)	Ahdoot & Wolfson, P.C.
1918 Eighth Avenue	10728 Lindbrook Drive
Suite 3300	Los Angeles, CA 90024
Seattle, WA 98101

Defendant, Lumber Liquidators, Inc.

/s/ Lee Reeves
Lee Reeves
Sr. Vice President, Chief Legal Officer &
Corporate Secretary
Lumber Liquidators, Inc.
3000 John Deere Road
Toano, VA 23168

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